Exhibit 99.1

Blueknight Energy Partners, L.P. Announces First Quarter 2013 Results

OKLAHOMA CITY - May 7, 2013 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $14.9 million for the first quarter of 2013 as compared to $15.8 million for the same period in 2012. An explanation of adjusted EBITDA, including a reconciliation of such measure to net income, is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $6.0 million on total revenues of $45.6 million for the three months ended March 31, 2013, compared to net income of $12.0 million on total revenues of $44.6 million for the three months ended March 31, 2012.  Net income for the three months ended March 31, 2012 included gains on the sale of assets of $5.0 million while the three months ended March 31, 2013 had a loss on the sale of assets of $0.2 million.

The Partnership previously announced a first quarter 2013 cash distribution of $0.1175 per common unit, a 2.2% increase over the previous quarter’s distribution and a 6.8% increase over the first quarter 2012 distribution, and a distribution of $0.17875 per preferred unit which will be paid on May 15, 2013 on all outstanding common and preferred units to unitholders of record at the close of business on May 3, 2013. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, to be filed with the Securities and Exchange Commission on May 8, 2013.

“The first quarter results were in line with our expectations as we continue to execute key elements of our business strategy. As previously reported, earnings will be impacted in the near term by a decrease in our average Cushing crude oil storage rates stemming from the planned diversification of our customer base and tenure of existing storage contracts. We do expect increased cash flow from our crude oil pipeline services and crude oil trucking and producer field services operations to offset the decrease as several of our projects enter service in the second half of 2013. Additionally, our asphalt services segment reported a $0.9 million increase in its operating margin, exclusive of depreciation, quarter over quarter as a result of incremental, short-term storage service agreements at certain of our facilities,” commented Blueknight’s CEO Mark Hurley.

Hurley continued, “We are pleased to deliver an increase in our common unit distribution for the third consecutive quarter. The increase occurs at a time when our business development team continues to identify prospective growth opportunities as underscored by yesterday’s announcement relative to the Silver Eagle pipeline project, which we are evaluating with Silverado Pipeline LLC. Furthermore, our additional projects - the Arbuckle pipeline and the Pecos River pipeline - are progressing on schedule and on budget with both expected to commence operations during the second half of 2013. With respect to the expiration of the open season announced on the north extension of the Pecos River pipeline project in west Texas, we continue to work with a number of interested counterparties. In our discussions, we believe this project is indeed viable and expect it may eventually move forward as demand rises for take away capacity in this area. We will discuss the status of projects on tomorrow’s conference call.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2012 and 2013 (in thousands except per unit data):

	Three months ended March 31,
	2012	2013

Service revenue:
Third party revenue	$33,134	$33,105
Related party revenue	11,443	12,479
Total revenue	44,577	45,584
Expenses:
Operating	29,288	31,811
General and administrative	5,103	4,667
Total expenses	34,391	36,478
Gain on sale of assets	4,955	(222)
Operating income	15,141	8,884
Other income (expenses):
Equity earnings (loss) in unconsolidated affiliate	—	(56)
Interest expense (net of capitalized interest of $28 and $242, respectively)	(3,071)	(2,732)
Income before income taxes	12,070	6,096
Provision for income taxes	76	74
Net income	$11,994	$6,022
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$308	$187
Preferred interest in net income	$5,391	$5,391
Beneficial conversion feature attributable to preferred units	$1,853	$—
Income available to limited partners	$4,442	$444

Basic and diluted net income per common unit	$0.20	$0.02

Weighted average common units outstanding - basic and diluted	22,660	22,675

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, and gain or loss on sale of assets.  The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended March 31,
	2012	2013
Net income	$11,994	$6,022
Interest expense	3,071	2,732
Income taxes	76	74
Depreciation and amortization	5,655	5,823
(Gain) loss on sale of assets	(4,955)	222
Adjusted EBITDA	$15,841	$14,873

Investor Conference Call

The Partnership will hold a conference call on Wednesday, May 8, 2013 at 2:00 p.m. CDT (3:00 p.m. EDT) to discuss first quarter 2013 results. The conference call can be accessed through the Investors section of the Partnership’s Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-870-5176 in the U.S. or call 1-858-384-5517 from international locations. The pass code for both is 10028627.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,264 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

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